Exhibit 10.1

RESTATED AND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

This RE-STATED AND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is effective July 1, 2020, by and between AMERX Health Care Corporation, a Florida corporation (“AMERX”), Procyon Corporation, a Colorado corporation (“Procyon”) and Justice W. Anderson (the “Executive”).

WHEREAS, AMERX has, prior to the date of this Agreement, employed the Executive as its President; and

WHEREAS, Executive is employed by Procyon as its Chief Executive Officer; and

WHEREAS, Procyon, the parent corporation of AMERX, has agreed to provide some of the benefits to Executive under this Agreement; and

WHEREAS, Procyon and AMERX desire to continue to employ the Executive on a full-time basis, and the Executive desires to be so employed by Procyon and AMERX, pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

Section 1.1 Employment. Procyon Corporation and AMERX Health Care Corporation, the subsidiary of Procyon, hereby employs the Executive in the position described on Schedule 1 hereto as an executive officer of Procyon and AMERX, pursuant to the terms of this Agreement. The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to him pursuant to this Agreement.

Section 1.2 Duties and Responsibilities. The Executive shall hold (the) positions with Procyon and AMERX which are specified on Schedule 1, which is attached hereto and incorporated herein by reference. The Executive is employed pursuant to the terms of this Agreement and agrees to devote full-time to the business of Procyon and AMERX. The Executive shall perform the duties set forth on Schedule 1 while employed as an executive officer, and such further duties as may be determined and assigned to him from time-to-time by the Board of Directors of Procyon Corporation, the parent corporation of AMERX (“Procyon”).

Section 1.3 Working Facilities. The Executive shall be furnished with facilities and services suitable to the position and adequate for the performance of the Executive’s duties under this Agreement. The Executive’s duties shall be rendered at AMERX offices, or at such other place or places as the Executive may designate with AMERX approval, which shall not be unreasonably withheld.

Section 1.4 Vacations. The Executive shall be entitled each year to a reasonable vacation of not less than four weeks in accordance with the established practices of Procyon now or hereafter in effect for executive personnel, during which time the Executive’s compensation shall be paid in full. Should AMERX from time-to-time require the Executive to perform job duties during vacation periods, the Executive shall be entitled to compensatory vacation time at a mutually agreeable time.

Section 1.5 Expenses. The Executive is authorized to incur reasonable expenses for promoting the domestic and international business of Procyon/ AMERX in all respects, including expenses for entertainment, travel and similar items. Procyon/ AMERX will reimburse the Executive for all such expenses that are reasonably related to Procyon and/or AMERX business and primarily for Procyon and/or AMERX benefit, upon the presentation by the Executive, from time-to-time, of an itemized account of such expenditures. Such expenses shall be reviewed and approved by Procyon’s Chief Financial Officer.

Section 1.6 Benefit Plans. From the effective date of this Agreement, the Executive shall be entitled to participate in all existing benefit plans provided to Procyon’s executive employees, including, to the extent now or hereafter in effect, medical, health, dental, vision, disability, life insurance and death benefit plans, in accordance with the terms of such plans.

ARTICLE II

COMPENSATION

Section 2.1 Base Salary. Procyon/ AMERX shall pay to the Executive a base salary of not less than the amount specified on Schedule 1, subject to annual review and raises in such base salary. The base salary may be changed by action of Procyon’s Board of Directors, and such changes shall thereafter be included in the Executive’s base salary as defined for purposes of this Agreement and Procyon’s bonus plan.

Section 2.2 Bonus and Bonus Plan Participation. The Executive shall be entitled to receive certain incentive bonuses, as set forth, and pursuant to the conditions set forth, in Schedule 1. The Executive shall also be entitled to receive bonuses in accordance with the provisions of the Procyon-wide bonus plan as in effect from time to time.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

Section 3.1 Term and Nature of Employment. This Agreement shall be for a term of one year, commencing on its effective date, subject, however, to termination during such period as provided in this Article and approval of the Board of Directors of Procyon in its annual meeting. Nothing contained in this Agreement shall be construed to constitute a promise of employment to the Executive for a fixed term. Executive’s employment under this Agreement is strictly “at will,” and may be terminated by the Executive, AMERX or Procyon, upon thirty days written notice, for any reason or no reason, with or without cause.

Section 3.2 Renewal of Term. Subject to Procyon’s Board of Directors’ approval, Executive’s employment shall be extended for one additional year at the end of each year of the term, or extended term, of this Agreement on the same terms and conditions as contained in this Agreement, unless either AMERX, Procyon or the Executive shall, prior to the expiration of the initial term or of any renewal term, give written notice of the intention not to renew this Agreement.

Section 3.3 Termination. In the event of termination of this Agreement by the Executive or Procyon or AMERX for any reason, including termination by death or disability of the Executive, AMERX shall be obligated to compensate the Executive for any accrued vacation time not taken and any earned but unpaid base salary and any earned but unpaid bonuses up to the date of termination.

Section 3.4 Options. Any options granted to the Executive to purchase stock of Procyon shall become fully vested on the date of the involuntary termination of this Agreement. This provision shall serve as a contractual modification of any option grants or agreements between the Executive and Procyon, whether such grants or agreements shall pre-date or postdate this Agreement, and is hereby Incorporated by reference into each such option grant or agreement.

ARTICLE IV

GENERAL MATTERS

Section 4.1 Governing Law. This Agreement shall be governed by the laws of the State of Florida and shall be construed in accordance therewith.

Section 4.2 No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 4.3 Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

Section 4.4 Benefit. This Agreement shall be binding upon the Executive, Procyon and AMERX, and shall not be assignable by Procyon or AMERX without the Executive’s written consent.

Section 4.5 Construction. Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

Section 4.6 Text to Control. The headings of articles and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 4.7 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 4.8 Authority. The officer executing this Agreement on behalf of Procyon and AMERX has been empowered and directed to do so by the Board of Directors of Procyon.

Section 4.9 Effective Date. The effective date of this Agreement shall be July 1, 2020.

PROCYON CORPORATION		EXECUTIVE

By:	/s/ James B. Anderson	By:	/s/ Justice W. Anderson
	James B. Anderson		Justice W. Anderson
	Chief Financial Officer and		Chief Executive Officer/President,
	AMERX VP of Operations		and President, AMERX Health Care

By:	/s/ Fred W. Suggs, Jr.
Fred W. Suggs, Jr.
Director, Member of the Procyon
Corporation Compensation Committee

By:	/s/ Joseph R. Treshler
Joseph R. Treshler
Director, Member of the Procyon
Corporation Compensation Committee

FY 2021

PROCYON CORPORATION
AMERX HEALTH CARE CORPORATION
RESTATED AND AMENDED EXECUTIVE EMPLOYMENT AGREEMENT
Schedule 1
Salary and Benefit Statement

Date: July 1, 2020

Executive:	Justice W. Anderson

Position:	Procyon Corporation: Chief Executive Officer and AMERX Health Care Corporation: President

Base Salary:	$247,200, annually

Benefits:	As outlined in this Executive Employment Agreement.

Term:	As described in Section 3.1 of the Executive Employment Agreement.

The terms of the AMERX Sales Incentive and Profit Bonuses described below shall be reviewed annually, and any amendment thereto to be made with the mutual agreement of Procyon, AMERX and the Executive.

Duties and
Responsibilities:	Provide oversight of Procyon and AMERX (the wholly-owned subsidiary of Procyon) operations; provide oversight of all executive and operating officers of AMERX; devise and execute strategic planning for all aspects of business conducted by AMERX; create new business opportunities for AMERX to remain competitive in the marketplace; provide oversight of AMERX operations to insure sales growth, production efficiency, quality, service and cost-effective management of resources; financial reporting; preside over Procyon Board meetings as Chief Executive Officer and President; and such other matters as determined time to time by Procyon’s Board of Directors.

AMERX Sales Incentive

Quarterly Payout on Growth:

Incentive pay will be based on AMERX fiscal 2021 quarterly product sales growth over previous fiscal years’ quarterly net product sales.

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6.00% Sales Incentive: If AMERX net sales for the fiscal 2021 quarter are over the prior fiscal years’ net sales for the corresponding quarter, but the increase is less than 15%, incentive pay will consist of a cash payment equal to 6.00% of net sales growth for that quarter over the prior fiscal years’ net sales for that quarter.

●

6.75% Sales Incentive: If AMERX net sales for fiscal 2021 quarter increase at least 15% but less than 25% over the prior fiscal years’ net sales for the corresponding quarter, incentive pay will consist of a cash payment equal to 6.75% of net sales growth for that quarter over the prior fiscal years’ net sales for that quarter.

●

7.50% Sales Incentive: If AMERX net sales for fiscal 2021 quarter increase 25% or more over the prior fiscal years’ net sales for the corresponding quarter, incentive pay will consist of a cash payment equal to 7.50% of net sales growth for that quarter over the prior fiscal years’ net sales for that quarter.

The Sales Incentive Bonus will be paid by AMERX to the Executive 30 days following the end of the fiscal quarter

Profit Incentive:

The profit incentive, which includes profit from product sales, as well as profit from other activities which may be designated from time to time by the Board of Directors, will be based on audited fiscal year 2021.

AMERX Profit Bonus:

■	3.25% Profit Incentive: If AMERX profit is less than $750,000, the Executive will receive a cash payment equal to 3.25% of the total profit.

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3.75% Profit Incentive: If AMERX profit is $750,000 or more, but less than $1,000,000, the Executive will receive a cash payment equal to 3.75% of the total profit and 25,000 options to purchase shares of Procyon common stock, pursuant to a new 2020 Stock Option Plan, when approved by the shareholders.

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4.25% Profit Incentive: If AMERX profit is $1,000,000 or more, the Executive will receive a cash payment equal to 4.25% of the total profit and 50,000 options to purchase shares of Procyon common stock, pursuant to a new 2020 Stock Option Plan, when approved by the shareholders.

The Profit Incentive Bonus for AMERX will be paid by AMERX to the Executive after the close of the fiscal year end.

APPROVED:

PROCYON CORPORATION		EXECUTIVE:

By:	/s/ James B. Anderson	By:	/s/ Justice W. Anderson
	James B. Anderson		Justice W. Anderson
	Chief Financial Officer and		Chief Executive Officer/President,
	AMERX VP of Operations		and President, AMERX Health Care

By:	/s/ Fred W. Suggs, Jr.
Fred W. Suggs, Jr.
Director, Member of the Procyon
Corporation Compensation Committee

By:	/s/ Joseph R. Treshler
Joseph R. Treshler
Director, Member of the Procyon
Corporation Compensation Committee

Effective Date: July 1, 2020